Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

NexPoint Residential Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-216697) on Form S-3 and in the registration statement (No. 333-212052) on Form S-8 of NexPoint Residential Trust, Inc. of our report dated February 19, 2019, with respect to the consolidated balance sheets of NexPoint Residential Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and the related financial statement schedule which report appears in this December 31, 2018 annual report on Form 10-K of NexPoint Residential Trust, Inc., and to the reference to our firm under the heading of “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

February 19, 2019